Exhibit 10.4

Second Amendment to Employment Agreement

This Second Amendment to Employment Agreement dated June 3, 2010 (“Amendment”) is by and between Jeffrey R. Mistarz (the “Executive”) and Lime Energy Co. (formerly known as Electric City Corp.), a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated August 15, 2006, as previously amended (the “Employment Agreement”).  All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement; and

WHEREAS, the Employment Period terminates on December 31, 2010, and the parties now find it desirable to extend the term of the Employment Agreement;

NOW, THEREFORE, in consideration of the premises set forth above, the parties hereto hereby agree to the following amendment to the Employment Agreement:

1.               Section 2 is revised and replaced with the following:

2.             Term.      The Executive’s employment pursuant to this Agreement shall commence on the date hereof and terminate on December 31, 2012 (the “Initial Employment Period”), unless earlier terminated pursuant to the termination provisions of this Agreement.  Notwithstanding the foregoing sentence, the Executive’s employment shall automatically renew for successive two-year periods (each, a “Renewal Period;” the Initial Employment Period and any Renewal Periods are collectively referred to herein as the “Employment Period”) at the end of the Initial Employment Period, and at the end of each Renewal Period, unless notice of non-renewal is given by the Company on or before July 1st of the year in which the Initial Employment Period, or any Renewal Period, as applicable, would end, or unless this Agreement is terminated pursuant to the termination provisions of this Agreement.  In the event the Company provides the Executive with a timely notice of non-renewal, the Executive shall continue his employment according to the terms of this Agreement, until the end of the Initial Employment Period, or the Renewal Period, as applicable, unless the parties hereto agree on a different date.  Non-renewal of this Agreement by the Company shall be considered a termination in accordance with Section 8(f) of the Agreement, and termination shall take effect on the applicable date the employment ends, in accordance with the immediately preceding sentence.  The parties acknowledge and agree that certain provisions of this Agreement shall continue in effect following the termination of the Employment Period, as set forth herein.  The non-renewal of Executive’s employment with the Company shall be at the will of the Company and there shall be no obligation on the part of the Company or the Executive to continue such employment.

2.               The first sentence of Section 9(b) is revised and replaced with the following sentence:

(b)           Non-Compete Covenant.  Executive agrees that during the Employment Period and for the two (2) year period commencing on the date of termination of this Agreement, Executive shall not, directly or indirectly, engage in, own, be employed by, become involved or affiliated with, render services to or in any manner provide services to any business or enterprise which is competitive with the business of the Company and its subsidiaries.

3.               All other provisions of the Employment Agreement shall remain in full force and effect.

4.               The parties hereto acknowledge that the Compensation Committee of the Company may review the Executive’s salary at the end of each calendar year and make any recommendations for adjustment.

5.               This Amendment may be executed in any number of counterparts, by original signature or facsimile, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one document.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Employment Agreement as of the date first written above.

LIME ENERGY CO.

By:	/s/ David Asplund
Name:	David Asplund
Title:	Chief Executive Officer

/s/ Jeffrey Mistarz
Jeffrey R. Mistarz